   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON FEBRUARY 25, 1998
===============================================================================
                           SCHEDULE 14A INFORMATION
                  PROXY STATEMENT PURSUANT TO SECTION 14(A)
                    OF THE SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant  [ ]

Filed by a Party other than the Registrant  [X]

Check the appropriate box:
 [ ] Preliminary Proxy Statement
 [ ] Confidential, for Use of the Commission Only (as permitted by Rule
     14a-6(e)(2))
 [ ] Definitive Proxy Statement
 [X] Definitive Additional Materials
 [ ] Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                     AMERICAN BANKERS INSURANCE GROUP, INC.
                           -------------------------
                (Name of Registrant as Specified in Its Charter)

                              CENDANT CORPORATION
                           -------------------------
    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

 [X] No fee required.

 [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1) Title of each class of securities to which transaction applies:

     (2) Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

         -----------------------------------

     (4) Proposed maximum aggregate value of transactions:
                                                          ---------------------

     (5) Total fee paid.

------------

 [ ] Fee paid previously with preliminary materials.

 [ ] Check box if any part of the fee is offset as provided by Exchange Act
     Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     ------------------------------------------------------------------------

     (2) Form, Schedule or Registration Statement No.:

     ------------------------------------------------------------------------

     (3) Filing Party:

     ------------------------------------------------------------------------

     (4) Date Filed:

     ------------------------------------------------------------------------

===============================================================================

   On February 24, 1998, Cendant sent a letter conveying certain background information relating to Cendant and its management to the members of American Bankers' Board.

[Cendant Logo]


                                            February 24, 1998



Dear [American Bankers Board member]

While you have indicated that the restrictive nature of the AIG contract with American Bankers bars you from communicating with us, we also note that your 14D-9 filing indicated that you lacked certain information about our company. Accordingly, we are enclosing several documents, including analyst reports and financial information, about Cendant and its senior management, which we believe should be of interest to you. We would also like to share with you some key facts about Cendant:

    o Cendant is the world's premier provider of consumer and business services. Its brands include such well-known names as Century 21, Avis, AutoVantage, Ramada, Travelers Advantage and Resort Condominiums International, to name just a few.

    o We have been accorded an investment grade rating of "A" by three separate rating agencies, a higher rating than that of American Bankers.

    o As recently as February 10, 1998, Goldman Sachs, AIG's own financial advisor, lauded Cendant for creating "one of the best business models we have come across." (Copy enclosed) Goldman Sachs' analyst also stated, "Cendant is a cash flow machine..." (In reports dated January 22, 1998 and February 5, 1998)

    o We are one of the very few companies (others include Disney, Intel, and Microsoft) which have a market value greater than $20 billion and annual growth in earnings of more than 20 percent.

    o We have been approved in another transaction by the insurance commissions of New York and Colorado to own insurance companies domiciled there and have been licensed to operate various other businesses.


Cendant's goal for American Bankers is to maximize its growth potential on a sound financial basis as a member of the world's premier direct marketing company. Considerable benefits would result from combining the marketing strengths of Cendant and American Bankers. Cendant would provide formidable distribution channels for the sale of American Bankers products and utilize American Bankers' distribution channel for Cendant's broad array of products and services.

We are asking you both to keep an open mind and to recognize that you owe a fiduciary duty to your shareholders. We believe that if you objectively consider the facts, you'll realize that we would make an excellent partner for American Bankers, an even better partner than AIG -- and certainly the superior choice for shareholders. We are committed to maintaining American Bankers' headquarters in Miami and keeping your employees. We have strong financial credentials, and we have included research reports from both your financial advisor and AIG's financial advisor which attest to the value of and outlook for Cendant.

We feel it is important to point out that YOU ARE UNDER NO OBLIGATION TO ADJOURN OR POSTPONE YOUR SHAREHOLDER MEETINGS. In fact, doing so, especially in light of the significant discrepancy in price between the two offers, will simply prolong a disadvantageous position for your shareholders. Let us assure you that we are serious about this transaction. WE REMAIN EAGER TO DISCUSS A TRANSACTION WITH YOU AND WE WOULD BE HAPPY TO MEET WITH YOU AT ANY TIME
SUCH MEETING IS LEGALLY PERMISSIBLE.

Please feel free to contact Walter Forbes at (203) 965-5118 or Henry Silverman at (212) 421-6080 at any time.


                                       Sincerely,

          /s/ Walter A. Forbes         /s/ Henry R. Silverman
              ---------------------        --------------------
              Walter A. Forbes             Henry R. Silverman
              Chairman                     President and Chief Executive Officer